UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

May 5, 2016

ENSERVCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36335	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No

501 South Cherry St., Ste. 1000

Denver, CO 80246

Address of principal executive offices

303-333-3678

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2016, the Board of Directors (the “Board”) of Enservco Corporation (the “Company”) granted the following stock options to purchase shares of the Company’s Common Stock under the Company’s 2010 Stock Incentive Plan (the “2010 Plan”):

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Options to purchase 200,000 shares to certain non-executive employees of Enservco, which options have an exercise price of $0.60 per share and are exercisable until May 5, 2021. One-third of the shares subject to the stock option award vest on December 31, 2016, one-third vest on December 31, 2017, and the remainder vest on December 31, 2018.

●

Options to purchase 350,000 shares to Mr. Rick Kasch, the Company’s Chief Executive Officer and President. The options have an exercise price of $0.60 per share and are exercisable until May 5, 2021. One-third of the shares subject to the stock option award vest on December 31, 2016, one-third vest on December 31, 2017, and the remainder vest on December 31, 2018.

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Options to purchase 500,000 shares to Mr. Rick Kasch. The options have an exercise price of $0.60 per share and are exercisable until May 5, 2021. One-half of the shares subject to the stock option award vest on December 31, 2016, and the remainder vest on December 31, 2017. The option grant will terminate if Mr. Kasch does not enter into an employment agreement with the Company by June 30, 2016.

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Options to purchase 125,000 shares to Mr. Robert Devers, the Company’s Chief Financial Officer. The options have an exercise price of $0.60 per share and are exercisable until May 5, 2021. One-third of the shares subject to the stock option award vest on December 31, 2016, one-third vest on December 31, 2017, and the remainder vest on December 31, 2018.

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Options to purchase 200,000 shares to Mr. Austin Peitz, the Company’s Senior Vice President of Field Operations. The options have an exercise price of $0.60 per share and are exercisable until May 5, 2021. One-third of the shares subject to the stock option award vest on December 31, 2016, one-third vest on December 31, 2017, and the remainder vest on December 31, 2018.

The 2010 Plan and the Form of Stock Option Agreement adopted in connection with the 2010 Plan was filed by the Company as an exhibit to the Company’s Current Report on Form 8-K dated July 27, 2010, and filed on July 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of May, 2016.

Enservco Corporation

By:	/s/ Rick D. Kasch
Rick D. Kasch, Chief Executive Officer